UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California 94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Non-employee Director Compensation Policy

On March 23, 2006, Depomed, Inc. (the “Company”) revised its cash compensation policy for non-employee members of the Company’s Board of Directors. Under the revised policy:  (i) all non-employee directors of the Company will receive an annual cash retainer of $30,000; (ii) the chairman of the audit committee will receive an additional annual cash retainer of $10,000; and (iii) the chairman of the compensation committee and the chairman of the nominating and corporate governance committee will each receive an additional annual cash retainer of $5,000. The revised policy is effective as of January 1, 2006. Payments under the policy are made quarterly in arrears.

Also on March 23, 2006, a discretionary option grant to purchase 5,000 shares of the Company’s common stock was granted to each of the Company’s non-employee directors under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”). The exercise price of the options is equal to $6.20 per share, the closing price of the Company’s common stock on the Nasdaq Stock Market on March 23, 2005. The options will vest in nine equal monthly installments.

The Company also amended the automatic non-employee director stock option grant provisions of the 2004 Plan pursuant to the Board’s authority to amend the 2004 Plan to (i) increase the number of shares subject to annual option grants made under the 2004 Plan to non-employee directors by 5,000 shares, from 10,000 shares to 15,000 shares of the Company’s common stock, and (ii) increase the number of shares subject to initial grants made under the 2004 Plan to newly-elected directors by 10,000 shares, from 15,000 shares to 25,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: March 29, 2006	By:	/s/ John F. Hamilton
Vice President, Finance and
Chief Financial Officer